EXECUTION

SECOND AMENDMENT

TO

CUSTODY AGREEMENT

This Second Amendment (“Amendment”) is made as of August 13, 2025 (“Effective Date”), by and among BNY Mellon ETF Trust II (the “Trust”), The Bank of New York Mellon (“BNY Mellon”) and, solely for purposes of payment pursuant to Section 12.1 of the Agreement (defined below), BNY Mellon ETF Investment Adviser, LLC (the “Adviser”).

BACKGROUND:

A.	BNY Mellon and the Trust entered into a Custody Agreement dated as of September 25, 2024 (the “Agreement”), relating to BNY Mellon’s provision of services to the portfolios, identified on Appendix I thereto (each, a “Series”).

B.	The parties desire to amend the Agreement as set forth herein.

TERMS:

The parties hereby agree that:

1.	Appendix I to the Agreement is hereby deleted in its entirety and replaced with Appendix I attached hereto.

2.       Miscellaneous.

(a)	As hereby amended and supplemented, the Agreement shall remain in full force and effect.

(b)	The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter thereof and supersedes all prior communications with respect thereto.

(c)	The parties expressly agree that this Amendment may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of this Amendment, by a manual signature on a copy of this Amendment transmitted by facsimile transmission, by a manual signature on a copy of this Amendment transmitted as an imaged document attached to an email, or by "Electronic Signature", which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of this Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this

EXECUTION

Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

(d)	This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the Effective Date by its duly authorized representative indicated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

BNY MELLON ETF TRUST II

On behalf of each Series identified on Appendix I attached hereto

By: /s/ Sarah S. Kelleher_________________

Name: Sarah S. Kelleher_________________

Title: Vice President____________________

THE BANK OF NEW YORK MELLON

By: /s/ Michael Gronsky_________________

Name: Michael Gronsky_________________

Title: Senior Vice President Date: 08/13/2025_

Solely for purposes of payment pursuant to Article 12.1 of the Agreement,

BNY MELLON ETF INVESTMENT ADVISER, LLC

By: /s/ Sarah S. Kelleher_________________

Name: Sarah S. Kelleher_________________

Title: Vice President____________________

EXECUTION

APPENDIX I

(Amended and Restated as of August 13, 2025)

Trust	Series
BNY Mellon ETF Trust II	BNY Mellon Dynamic Value ETF
BNY Mellon Concentrated Growth ETF
BNY Mellon Enhanced Dividend and Income ETF
BNY Mellon Municipal Opportunities ETF
BNY Mellon Municipal Short Duration ETF
BNY Mellon Municipal Intermediate ETF
BNY Mellon Core Plus ETF
BNY Mellon Active Core Bond ETF